Exhibit 99.1

INSO PRESS CONTACT:
Bruce G. Hill
Vice President, Business Development
Telephone: 617/753-6542
mailto:bhill@inso.com

Inso Corporation Sells PDM Division to SDRC

BOSTON, January 5, 2000 -- Inso Corporation (Nasdaq: INSO) today announced that it has sold its PDM Division for approximately $12 million in cash and net assumption of liabilities. The transaction is in the form of a stock purchase by Structural Dynamics Research Corporation (SDRC) of all the outstanding stock of Inso's subsidiaries, Sherpa Systems Corporation and Inso France Development.

The sale was completed on January 5, 2000 and should result in a transaction loss to Inso estimated at approximately $3 million in the fourth fiscal quarter. In addition, a compensation charge of approximately $1.7 million will be recorded in the fourth fiscal quarter for the cost of option vesting or cancellation for certain PDM Division employees.

"We are pleased to have completed the sale of the PDM Division to SDRC," said Stephen O. Jaeger, Chairman and Chief Executive Officer of Inso.
"This transaction, along with the sale of the DynaText business in the third quarter, completes the disposition of the Company's PDM business segment.
The combined cash and working capital benefits from the two transactions will approximate $27 million. This does not include potential cash payments we may receive from SDRC for the revenue performance of the PDM Division in the 12-month period following its sale. With our operations streamlined, business strategy tightly focused, and balance sheet strengthened, we will continue to pursue aggressively the significant opportunities that we have in our eBusiness Technologies (eBT) and Information Exchange (IED)
Divisions."

"The conclusion of this transaction with SDRC opens an exciting period for Inso," said Kirby A. Mansfield, President and Chief Operating Officer of Inso. "We have fully turned our attention to the eBusiness Technologies and Information Exchange Divisions. We have already begun to make investments in the geographic expansion of eBT's business and are actively pursuing IED's opportunities within the expanding information portal technology provider and mobile and wireless markets."

Inso Corporation is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information and applications. The eBusiness Technologies Division, with its award-winning DynaBase product, provides open XML-based technology and services for developing and deploying advanced e-business solutions via the Web.
The Information Exchange Division, through its industry-leading Outside In Technology, provides comprehensive information access, conversion, and viewing solutions for delivering business information in both connected and wireless computing environments. With more than 500 corporate and OEM customers, and more than 10 years of experience in XML and structured content applications, Inso is respected worldwide for its technology leadership. For more information, visit the Inso Web site at http://www.inso.com.

This release contains forward-looking statements with respect to Inso's future profitability, cash flows, working capital, future investments and new technologies. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company's
Form 10-Q for the quarter ended October 31, 1999 and the Company's other filings with the SEC from time to time, for a description of certain factors which may cause the Company's actual results to differ materially from those forecasted or projected in such foward-looking statements. Additionally, factors that may cause the Company's actual results to differ materially from historical or projected results include the following: competitive pressures including price pressures; unexpected restructuring costs; lower-than-anticipated consolidation synergies; inability to continue to expand through acquisition; increased reliance on direct and distribution channels; market acceptance of new products; increased reliance on the competitive and dynamic web publishing market segment; and adverse economic changes in the markets in which the Company does business.

Inso, the Inso logo, Outside In and DynaBase are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.